Exhibit 10.1

                       DISTRIBUTION AND MRKETING AGREEMENT
                                     BETWEEN

                           Suites Distributor Ireland

                                       And

                                 Euro Trend Inc

This Marketing and Sales Distribution agreement (the "Agreement") is made by and between Euro Trend Inc. (Euro Trend) and/or assigns (the "Assigns") to market and distribute the products listed in Attachment A appended to this Agreement hereto (hereafter collectively referred to as "Products"), and Suites Distributor Ireland Limited. (Hereafter referred to as "Supplier"), collectively the "Parties", on the 1st May 2007.

Whereas, Supplier is a manufacturer and distributor of high end men's and women's clothing in Ireland, and the United Kingdom, of which a non-exclusive list is hereby provided in Attachment A, and Euro Trend and its Assigns, are in the business of marketing and distributing items to the General Public.

IN CONSIDERATION of the mutual covenants herein; the mutual reliance of the parties thereon; and the mutual benefits to be derived there from; the parties agree as follows.

1. DISTRIBUTION RIGHTS

1.1 TERRITORY, Suites Distributor Ireland Limited grants Euro Trend Inc, including its affiliates for resale of all manufactured and offered products by Suites Distributor Ireland Limited, during the term of this Agreement shall be distributed worldwide.
1.2 PRODUCT Suites Distributor Ireland Limited aggress to make available and to sell to Euro Trend Inc such products as Euro Trend Inc shall order from Suites Distributor Ireland Limited at the price and at its best effort to fill placed order within a period of thirty days (30) or less following the receipt of any written order. Euro Trend shall not be required to purchase any minimum amount or quantity of the Product.
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2. TERMINATION

2.1 TERMMATION will be effective forty (40) days following the date that one Party delivers written notice of termination to the non-termination Party. Notwithstanding this provision, Euro Trend or its Assigns will be permitted to sell, market, and distribute all Products that have been ordered from Supplier, or are in the possession of Euro Trend or its Assigns at termination.

3. SUITS DISTRIBUTOR IRELAND LIMITED OBLIGATIONS

3.1 PRODUCT INFORMATION Suits Distributor Ireland Limited will agrees to deliver Euro Trend Inc with reports, test, articles, investigations and any other comments or other information on the Products immediately after Supplier's notice of such information.
     Euro Trend Inc and its Assigns are entitled to use the information in all its distribution and marketing efforts to sell the product.
3.2 PRODUCT AVAILABILITY Suits Distributor Ireland Limited agrees to USE REASONABLE EFFORTS TO maintain sufficient Product inventory to fill Euro Trend Inc orders. If a shortage of any Product exists, Suits Distributor Ireland Limited agrees to allocate its available inventory of such Product to Euro Trend Inc in proportion to Suits Distributor Ireland Limited percentage of all of customer orders for such product during the previous

4. EURO TREND INC OBLIGATIONS

4.1 ADVERTISING Euro Trend Inc will advertise and/or promote Product in a commercially reasonable manner and will transmit as reasonably necessary Product information and Promotional materials to its clients.

4.2 SUPPORT Euro Trend Inc will make its facilities reasonably available for Suits Distributor Ireland. Euro Trend Inc will provide reasonable, general Product technical assistance to its clients, and will direct all other technical issues directly to Suits Distributor Ireland.
4.3 CLOTHING ORDERS Euro Trend Inc is not required to a set minimum quota for Product sales under this agreement in the first year. Suits Distributor Ireland is obligated to assist in the completion of each sales order regardless of quantity. Both parties will review sales activities following the first year of this agreement and revisit this provision of the contract.

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5. PRICING

5.1 PRODUCT COST for the initial products in this agreement will generally be determined in the Listing per Attachment A. At times, Supplier is entitled to make reasonable adjustment(s) to the Price of the Products when presented to Euro Trend Inc in written notification in an acceptable time. Discounts can also be negotiated between
5.2 PRODUCT COST CHANGES Euro Trend has the right to negotiate discounts on any singular product purchase order submitted to Supplier, including the purchase of Products from a manufacturing overrun situation.
5.3 PAYMENT TERMS Euro Trend Inc agrees to pay the price of the product outlined in the product listing per Attachment A, by form of letter of credit or wire transfer prior to product shipment or on arrival. Euro Trend agrees to pay all shipping cost unless both parties agree to other arrangements.

6. MARKETING

6.1 TRADEMARKS Euro Trend Inc may advertise and promote the Product and/or Suits Distributor Ireland, and may thereby use Suits Distributor Ireland trademarks, service marks and trade names. Neither party shall acquire any rights in the Trademarks, service marks or trade names of the other.
6.2 ADVERTISING Euro Trend Inc may advertise, promote and commercialize products to clients in a dignified manner world wide.

7. SUPPLIER AGREEMENT Supplier warrants and guarantees that Supplier holds all of the relevant trademarks, service marks, and all other like intellectual property rights to the Products and further warrants that supplier's Products are not subject to any claim, demand, or legal action by any third party.

8.   NOTICES AND DISPUTES

8.1 NOTICES Any notice which either party may desire to give the other party must be in writing and may be given by (i) personal delivery to an officer of the party, (ii) by mailing the same by registered or certified mail, return receipt requested, OR BY NATIONALLY RECOGNIZED EXPRESS COURIER service to the party to whom the party is directed at the address of such party as set forth at the beginning of this Agreement, or such other address as the parties may hereinafter designate, and (iii) by facsimile or

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     telex communication subsequently to be confirmed in writing, pursuant to item (ii) herein.
8.2 DISPUTES all disputes out of or from this agreement, which cannot be settled by agreement of the parties shall be submitted to the Ireland Municipal Court for arbitration. The prevailing party in any disputes shall be reimbursed all of its reasonable cost, including attorney's fees.

9. This Agreement may be signed by facsimile if required in as many counterparts as may be required.

                                  ATTACHMENT A

   Description                 Type                            Price
   -----------                 ----                            -----

1. Suits, Men:        Suits Distributor Ireland:
                      Roberto Gallini Designed
                      Business Suit                            $150.00
                      Dress Suit                               $170.00

2. T-Shirts, Men:     McQ: Navy, Chest print,
                      belt detail                              $ 45.00
                      VSCT: White Atomic Koi
                      Invasion                                 $ 30.00

3. T-Shirt, Women:    Bono Sport: One Night                    $  5.00
                      Bono Sport: The Best                     $  4.50
                      (Per order of 100pcs)


4. Denim, Men:        Luke 1977: Vintage Cut                   $120.00
                      VSCT Jeans: Cargo Sprayed                $ 95.00

5. Denim, Women:      VSCT: Osaka Blue Jeans $90.00
                      McQ: Peace Star Kick Pleat Denim         $100.00

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Agreed to and accepted as of the 1st day of May, 2007 by:

SUPPLIER                                 EURO TREND INC


Per: "signed"                            Per: "signed"

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